Exhibit 99(h)(xi)

CAYMAN SUBSIDIARY
SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), effective as of March 31, 2025, is made between GRAYSCALE ADVISORS, LLC, a Delaware limited liability company (the “Adviser”), and VIDENT ADVISORY, LLC D/B/A VIDENT ASSET MANAGEMENT, a Delaware limited liability company (the “Sub-Adviser”).
WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and are engaged in the business of supplying investment management services, as an independent contractor;
WHEREAS, Grayscale Bitcoin Covered Call ETF (the “Fund”), a series of Grayscale Funds Trust (the “Trust”), is an investment company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, Grayscale Bitcoin Covered Call Subsidiary, a Cayman Islands exempted company (the “Corporation”), is a wholly-owned subsidiary of the Fund, which was established in order to facilitate the implementation of the Fund’s investment strategy;
WHEREAS, the Corporation has retained the Adviser to render investment management services to the Corporation, pursuant to an investment advisory agreement (the “Advisory Agreement”) between the Corporation and the Adviser dated as of March 27, 2025;
WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory services under the Advisory Agreement to one or more sub-advisers; and
WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory, research and related services to the Corporation, and the Sub-Adviser wishes to furnish said services, pursuant to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:
1.
Employment of and Services to be Provided by the Sub-Adviser.

The Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Corporation, as more fully set forth herein.

(a)
Subject to the overall policies of the Corporation’s board of director(s) (the “Sole Director(s)”, direction by the Sole Director(s), and to the instructions and supervision of the Adviser, the Sub-Adviser agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Corporation.  Unless the Sole Director(s) determine otherwise, the Adviser will continue to have full responsibility for all investment advisory services provided to the Corporation pursuant to the Advisory Agreement, including determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the investment positions within the Corporation shall be exercised.

(b)
Both the Adviser and the Sub-Adviser, subject to and in accordance with any directions which the Corporation’s Sole Director(s) may issue from time to time, may place purchase and sale orders on behalf of the Corporation.

(c)
Unless otherwise instructed by the Adviser or the Sole Director(s), and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by the Adviser or by the Sole Director(s), the Sub-Adviser shall report daily all transactions effected by the Sub-Adviser on behalf of the Corporation to the Adviser and to other entities as reasonably directed by the Adviser or the Sole Director(s).

(d)
For the term of this Agreement, the Sub-Adviser shall provide the Adviser at least quarterly a report of its activities hereunder on behalf of the Corporation and its proposed strategy for the next quarter, all in such form and detail as requested by the Adviser.

(e)
In performing its services under this Agreement, the Sub-Adviser shall adhere to the Fund’s investment objective, policies and restrictions as contained in the Fund’s Prospectus and Statement of Additional Information in all material respects, the Corporation’s Memorandum and Articles of Association (the “Articles”), as may be amended or supplemented from time to time, any reasonable written instructions or policies which the Sole Director(s) or the Adviser may deliver to the Sub-Adviser from time to time and the policies and procedures adopted by the Trust that are applicable to the Fund (together, the “Policies”) and to the investment guidelines most recently established by the Adviser and with the applicable provisions of the United States Internal Revenue Code of 1986, as amended, and all other applicable U.S. federal and state laws and regulations, as each is amended from time to time.

(f)
The Sub-Adviser will not arrange or facilitate purchases or sales of portfolio investments between the Corporation and any other account of the Adviser or its affiliates unless: (i) such purchases or sales are in accordance with applicable law and the policies and procedures of the Fund and the Corporation; and (ii) the Sole Director(s) has approved this transaction in advance.

(g)	The Sub-Adviser agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.
2.	Compensation to the Sub-Adviser.
i.	The compensation that the Adviser shall pay the Sub-Adviser is set forth in Appendix A attached hereto.

ii.	Nothing in this Agreement shall obligate the Corporation to pay any compensation to the directors, trustees or officers of the Corporation, including those who are officers, directors, stockholders or employees of the Sub-Adviser or its affiliates. Nothing in this Agreement shall obligate the Sub-Adviser to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Corporation to perform services on behalf of the Corporation.

3.
Allocation of Charges and Expenses.

During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for and by the Corporation.

4.	Indemnification.
(a)
In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of the Sub-Adviser, neither the Sub-Adviser nor any of its directors, officers, employees or affiliates shall be subject to liability to the Adviser, the Trust, the Fund or the Corporation for any error of judgment or mistake of law or any other act or omission arising out of or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Corporation.

(b)
The Sub-Adviser shall indemnify and hold harmless the Corporation, the Adviser and their respective officers and directors against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses and amounts paid in settlement) incurred in any action, suit, proceeding or investigation (whether instituted or threatened) by reason of or arising out of the willful misfeasance, bad faith, gross negligence, or reckless disregard by the Sub-Adviser of its obligations or duties hereunder.

5.	Duration and Termination.
(a)
This Agreement shall become effective as of the date first written above and shall continue in effect for two (2) years thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually by the Fund’s Board of Trustees (“Fund Board”), on behalf of the Fund as sole shareholder of the Corporation, and Sole Director(s) of the Corporation.

(b)	This Agreement may be terminated at any time:

(i)
by the Fund Board, on behalf of the Fund as the sole shareholder of the Corporation, or Sole Director(s) of the Corporation on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, without the payment of any penalty; and

(ii)	by the Adviser or the Sub-Adviser upon sixty (60) days’ written notice to the other party and the Corporation.

(c)	This Agreement shall terminate automatically in the event of its assignment.

(d)	This Agreement shall terminate automatically in the event that the Advisory Agreement between the Adviser and the Corporation is terminated.

(e)
This Agreement shall terminate automatically in the event that the investment advisory agreement between the Fund and the Adviser or the Fund’s sub-advisory agreement between the Adviser and the Sub-Adviser is terminated.

(f)	Termination of this Agreement or the Sub-Adviser’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

(g)	Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

(h)	As used in this Section the term “assignment” shall have the meaning set forth for any such terms in the 1940 Act.
6.
Exclusivity.

It is understood that the services provided by the Sub-Adviser are not to be deemed exclusive. The Adviser acknowledges that the Sub-Adviser may have investment responsibilities, render investment advice to, or perform other investment advisory services to other clients, which may invest in the same type of securities as the Corporation (collectively, “Clients”).  The Adviser agrees that the Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Corporation. In providing services, the Sub-Adviser may use information furnished by others to the Adviser and the Sub-Adviser in providing services to such Clients.

7.
Best Execution.

In performing the services described above, the Sub-Adviser shall use its best efforts to obtain for the Corporation the most favorable price and execution available. Subject to prior authorization of the Adviser, the Sub-Adviser may, in conformity with and to the extent authorized by applicable law and in accordance with the terms of this Sub-Advisory Agreement, cause the Corporation to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services that such broker provides, viewed in terms of either the particular transaction or the Sub-Adviser’s overall responsibilities with respect to accounts managed by the Sub-Adviser.  The Sub-Adviser may use for the benefit of its other clients any such brokerage and research services that the Sub-Adviser obtains from brokers or dealers. To the extent authorized by applicable law, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

8.
Authority.

The Sub-Adviser shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Adviser or the Corporation in any way, or in any way be deemed an agent for the Adviser or the Corporation.

9.
Confidentiality.

The Sub-Adviser will treat confidentially and as proprietary information of the Corporation all records and other information relative to the Corporation and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Corporation.

10.	Recordkeeping.

(a)
The Sub-Adviser hereby agrees to maintain separate detailed records as are required by the Adviser’s Act and any other applicable laws and of all matters hereunder relating to the performance by the Sub-Adviser of its obligations under this Agreement and that all records which it maintains for the Corporation are the property of the Corporation and further agrees to surrender promptly to the Corporation, or to any third party at the Corporation’s direction, any of such records upon the Corporation’s request. The Sub-Adviser further agrees to preserve for the periods and in the place prescribed by the Adviser’s Act and any other applicable laws and regulations.

(b)
Upon termination of the Sub-Adviser’s engagement under this Agreement or at the Sole Director(s)’s direction, the Sub-Adviser shall forthwith deliver to the Corporation, or to any third party at the Sole Director(s)’s direction, all records, documents and books of accounts which are in the possession or control of the Sub-Adviser and relate directly and exclusively to the performance by the Sub-Adviser of its obligations under this Agreement; provided, however, that the Sub-Adviser shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case the Sub-Adviser shall provide the Corporation or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

11.	Compliance. The Sub-Adviser shall render all information of the Corporation within its control or possession as reasonably requested by the Fund’s Board of Trustees at any time.

12.	Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act.

13.
Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

14.
Notice.

Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service and shall be effective upon receipt. Notices and communications shall be given:

Grayscale Advisors, LLC
Attn: Hugh Ross
290 Harbor Drive, 4th Floor
Stamford, Connecticut 06902
WITH A MANDATORY COPY OF ALL LEGAL NOTICES TO:
legal@grayscale.com

Vident Asset Management
1125 Sanctuary Parkway, Suite 515
Alpharetta, Georgia 30009

15.	Amendment of Agreement. No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought.

16.
Entire Agreement.

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

17.	Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on March 31, 2025.
Grayscale Advisors, LLC

By: /s/Craig Salm
Name: Craig Salm
Title: Chief Legal Officer

Vident Advisory, LLC d/b/a Vident Asset Management

By: /s/Amrita Nandakumar
Name: Amrita Nandakumar
Title: President

APPENDIX A

Dated March 31, 2025
The Adviser shall pay the Sub-Adviser as compensation for all services rendered, a sub-advisory fee set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets for the Corporation for the calendar year computed in the manner used for the determination of the net asset value of shares for the Corporation. In order to avoid duplicative fees, the fees payable under this Agreement shall be offset and reduced by an amount equal to the amount of sub-advisory fees paid to the Sub-Adviser in its role as investment sub-adviser to the Fund, a series of the Trust, and that are attributable to the Fund’s investment in the Corporation (i.e., the Sub-Adviser shall not be entitled to sub-advisory fees under this Agreement for so long as the Sub-Adviser serves as investment sub-adviser to the Fund and receives a fee in an amount at least equal to the fee payable by the Corporation pursuant to this Agreement for such services based on the consolidated assets of the Fund and the Corporation).

Fund	Sub-Advisory Fee
Grayscale Bitcoin Covered Call Subsidiary
For its services, Vident is paid a fee by the Adviser, which fee is calculated daily and paid monthly, at an annual rate of the Fund’s average daily net assets of 0.055% on the first $250 million in assets; 0.045% on the next $250 million in assets and 0.035% on all assets thereafter.

The fee of the Sub-Adviser will accrue and be payable monthly in arrears. The Adviser will pay the Sub-Adviser the amount payable pursuant to any invoice not later than: (i) ten (10) days after the last day of the month during which the services for the payment of which the fee is payable were rendered; or (ii) ten (10) days after receipt by the Adviser of the Sub-Adviser’s invoice with respect to that month.